Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March __, 2020, is entered into by and among HMNRTH, LLC, a Delaware Limited Liability Company (“Seller”) and TCBM Holdings, LLC, a Delaware Limited Liability Company, for purposes of Article III, (“Seller’s Owner”) (together Seller and Owner “Selling Parties”) and Scalematix, LLC, a Nevada Limited Liability Company (“Buyer”) and Edison Nation, Inc., a Nevada corporation, for the purposes of Article I, Section 1.03 ( “Buyer’s Owner” or “Edison Nation”).

RECITALS

A. Selling Parties operate a consumer products company which develops, contract manufactures and sells a line of products in the health wellness industry and related consumer products industry.

B. Selling Parties desire to sell, assign, transfer and deliver to Buyer, and Buyer desires to purchase from Seller, certain of the assets and lines of business of Seller (“Purchased Assets”) upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the Explanatory Statement, which shall be deemed a substantive part of this Agreement, and the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, the parties hereto do hereby covenant, promise and agree as follows:

Article I

Purchase and Sale

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the assets set forth on Schedule 1.01, hereto (the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”).

Section 1.02 Excluded Assets set forth in Schedule 1.02.

Section 1.03 Purchase Price. The aggregate purchase price for the Purchased Assets shall be as follows:

(a) At Closing, Buyer shall pay via wire transfer a cash amount of $70,580 Dollars ($) to Seller’s Representative. Buyer shall issue to Seller’s Representative on the Closing Date, the number of Two Hundred Thirty-Eight Thousand Seven Hundred and Fifty (238,750) shares of Buyer common stock (the “Common Stock”) for ongoing management of the business.

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(b) Assumption of Certain Liabilities: The assumption of the liabilities as set forth in Schedule 1.03(c) (the “Assumed Liabilities”), (collectively, Section 1.03, the “Purchase Price”).

(c) Earn out consideration shall include the following milestones:

(i) At such time as the Purchased Assets achieve cumulative revenue of $2,500,000, Seller shall earn One Hundred Twenty-Five Thousand Shares (125,000) of Common Stock.

(ii) At such time as the Purchased Assets achieve cumulative revenue of $5,000,000, Seller shall earn One Hundred Twenty-Five Thousand Shares (125,000) of Common Stock.

Other than the Assumed Liabilities as set forth in Schedule 1.03(b), Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

Section 1.04 Review Period: Termination

(a) Examination. After full execution of this Agreement, Buyer shall have up to five (5) business days (the “Review Period”) to review the relevant financial statements, books and records of Seller, which Seller shall provide, certify and warrant as full, complete and accurate.

(b) Termination. On or prior to the last day of the Review Period, Buyer shall have the right to terminate this Agreement for any reason or no reason it its sole and complete discretion. (the “Termination “). In the event of a Termination, this Agreement shall be deemed null and void. In the event that Buyer does not terminate this agreement during the Review Period, with such changes as may have been previously agreed in writing by Buyer and Seller, this Agreement, shall be final and binding.

Article II

Closing

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place within 5 days after the expiration of the Review Period in the event that this Agreement was not terminated by Buyer (the “Closing Date”). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

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Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii) copies of all consents, approvals, waivers and authorizations referred to the Seller’s disclosure schedules (the “Disclosure Schedules”); and,

(iii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Purchase Price as set forth in Section 1.03, herein; and

(ii) the Assignment and Assumption Agreement duly executed by Buyer.

Article III

Representations and warranties of seller

Except as set forth in the correspondingly numbered Seller’s Disclosure Schedules, Selling Parties represent and warrant to Buyer that the statements contained in this Article III are true and correct and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

Section 3.01 Organization and Authority of Seller; Enforceability. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

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Section 3.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03 Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances, except as set forth in Section 3.03 of Seller’s Disclosure Schedules.

Section 3.04 Condition of Assets. The tangible personal property included in the Purchased Assets is in good condition and adequate for the uses to which they are being put, and none of such /tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.05 Non-foreign Status. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.06 Compliance With Laws Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets.

Section 3.07 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, expected or threatened against or by Seller (a) relating to or affecting the Purchased Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action, except as set forth in Section 3.10 of the Disclosure Schedules.

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Section 3.08 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.09 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount.

Section 3.10 Fair Market Value. To the best of Seller’s knowledge, the Purchase Price constitutes fair market value for the Purchased Assets.

Section 3.11 Governmental Orders. Except as set forth in the Disclosure Schedules, there are no outstanding Governmental Orders (as the term is defined herein) and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Seller is in compliance with the terms of each Governmental Order set forth in the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order. “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

Section 3.12 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Schedules, the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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Article IV

Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 4.01 Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

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Section 4.04 Brokers. no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Article V

Covenants

Section 5.01 Public Announcements. Unless otherwise required by applicable law, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

Section 5.02 Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

Section 5.03 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of the Business when due;

(c) continue to collect accounts receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(f) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g) perform all of its obligations under all Assigned Contracts;

(h) maintain the Books and Records in accordance with past practice;

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(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j) not take or permit any action that would cause material adverse changes, events or conditions in the Purchased Assets.

Section 5.04 Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 5.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 5.05 Employees and Employee Benefits.

(a) Buyer, at Buyer’s sole discretion, may offer employment, on an “at will” basis, to any or all of Seller’s employees. However, Buyer shall have no obligation to offer employment to any of Seller’s employees. Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 5.05.

(b) Except as otherwise set forth herein, Seller shall be solely responsible, and Buyer shall have no obligation whatsoever for, any employment agreement or Contract with any employee of Seller or compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all workers’ compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

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Article VI

Indemnification

Section 6.01 Survival. Unless otherwise provided in this Agreement, all representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing for a period of twenty-four (24) months following the Closing Date.

Section 6.02 Indemnification by Seller. Seller shall defend, indemnify and hold harmless Buyer, and its affiliates and their respective stockholders, directors, officers and employees (“Seller Indemnitees”) from and against all Losses arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder; or

(c) any Excluded Asset.

Section 6.03 Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Owner and Seller, its affiliates and their respective stockholders, directors, officers and employees (“Seller Indemnitees”) from and against all Losses arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder; or

(c) any Assumed Liability (Except as otherwise provided and subject to Section 6.03).

Section 6.04 Cumulative Remedies. The rights and remedies provided in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

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Article VII

Miscellaneous

Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the [third] day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Selling Parties:

HMNRTH, LLC

801 West Bay Drive

Suite 476

Largo, FL 33770

TCBM Holdings LLC

801 West Bay Drive

Suite 476

Largo, FL 33770

If to Buyer:

Edison Nation, LLC

1 West Broad Street

Suite 1004

Bethlehem, PA 18018

Scalematix, LLC

1 West Broad Street

Suite 1004

Bethlehem, PA 18018

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Section 7.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05 Entire Agreement. This Agreement including all attachments and schedules and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 No Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

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Section 7.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction).

Section 7.11 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the Commonwealth of Pennsylvania, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 7.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HMNRTH, LLC/TCBM HOLDINGS, LLC

By:	Brian McFadden, Member/Authorized Signatory

By:	Timothy Cabrera, Member, Authorized Signatory

Scalematix, LLC

By: Edison Nation its owner

By:	Christopher Ferguson, CEO

Edison Nation, LLC

By:	Christopher Ferguson, CEO

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Schedule 1.01

PURCHASED ASSETS

The following assets of Selling Parties:

1.	Inventory identified below:

2.	Product Line known as “HMNRTH” as set forth in Schedule 1.03(b).
3.	Trademark – Pending Class 005 – Dietary and nutritional supplements
4.	Website – www.HMNRTH.com
5.	Product Formulas
a. Health and Wellness tincture
b. Muscle and Joint Balm
c. Daytime Energize Tincture
d. Nighttime Rest Tincture
6.	Marketing Collateral
a. Celebrity Endorsement Videos
b. Product Handouts
c. General Marketing Assets
7.	Assigned Contracts – all supplier, fulfillment and sales agreements / contracts

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Schedule 1.02

EXCLUDED ASSETS

All assets not set forth in in Schedule 1.01

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Schedule 1.03 (b)

PRODUCT LINE

CBD Dietary Products and Supplements.

Additional Health And Wellness Product Lines

Additional Consumable Product Lines

Schedule 1.03 (d)

ASSIGNED LIABILITIES

BUYER DOES NOT ASSUME ANY OTHER CURRENT OR LONG-TERM

LIABILITIES OR OBLIGATIONS OF THE SELLERS OR OWNERS

INCLUDING, BUT NOT LIMITED TO, ANY AND ALL FEDERAL, STATE OR

LOCAL PAYROLL TAXES, IRS LIENS, PENALTIES, AND INTEREST.

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